Exhibit 10.13

November 17, 2020

John J Foley

****

Dear JJ,

I am pleased to confirm our offer to you to join our team at Madison Industries (the “Company”) as the Chief Financial Officer (“CFO”) for Madison Indoor Air Quality (“MIAO”). We are looking forward to having you join our team, and we are excited that you are joining us on our journey to make the world safer, healthier and more productive. We are impressed with your background and experience and are convinced that you will be a great addition to our team. This letter confirms the terms and conditions of employment that you and I have previously discussed. Your target start date is January 4, 2021, however, may be extended to February 1, 2021 (the “Start Date”) depending on your current employer’s needs.

As our CFO, you will report directly to me, and your annual base salary will be $350,000.00, (“Base Salary”) which will be paid bi-weekly ($13,461.53 per pay period) in accordance with the MIAQ’s normal payroll procedures. We will review your Base Salary for an increase in 2021. You will be eligible to participate in the MIAQ Incentive Compensation Plan. Your target bonus payout will be 100% of your Base Salary (the “Annual Bonus”). The actual payout will, of course, depend on the MIAQ’s achievement of the defined performance measures. For the 2021 bonus plan year, your bonus payout will be guaranteed at target ($350,000).

This position is based in Chicago, IL. In 2021, but no later than January 15, 2021, we will provide you a one-time lump sum bonus of $100,000 subject to all applicable withholdings (the “Relocation Bonus”) to help with relocation expenses and your transition to Chicago. Payment of the Relocation Bonus is contingent on your continued employment with the Company for at least two (2) years. If your employment is terminated for Cause or you resign your employment without Good Reason (as defined below) before January 1, 2023, then you agree to pay back a pro-rata portion of the Relocation Bonus calculated in accordance with the number of full or partial months employed with the Company over twenty four (24). Notwithstanding the foregoing, if the Company requires you to repay a portion of the Relocation Bonus in the calendar year in which it was paid, then such repayment will not include any taxes withheld from you with respect to the portion of the Relocation Bonus being repaid, and you consent to the Company seeking a refund or credit of the taxes withheld from the portion of the Relocation Bonus being repaid and retaining any such refund or credit in full satisfaction of the amounts owed to the Company. If the Company requires you to repay a portion of the Relocation Bonus in a calendar year following the calendar year in which it was paid, then such repayment will include any taxes withheld from you with respect to the portion of the Relocation Bonus being repaid minus any Social Security and Medicare (not including Additional Medicare) taxes (the “FICA taxes”) withheld from the portion of the Relocation Bonus being repaid. In such a situation, you consent to the Company seeking a refund or credit of the FICA taxes withheld from the portion of the Relocation Bonus being repaid and retaining any such refund or credit in full satisfaction of the amounts owed to the Company.

Should your current employer require you to pay back the relocation dollars provided to you for your move to Boston, MA, the Company will reimburse you for the full amount you are required to pay back.

In addition, you will receive a Madison Indoor Air Solutions EAR award with a current day value of $1,000,000 and an estimated future potential value of $6,400,000 in 2024. In addition, with an investment of $1,500,000, your total estimated value of the investment and EAR would be over $12,300,000 in 2024. Please see the attached worksheet. The Company will provide you access to a loan for your direct investment; any interest on such loan may be added to the loan balance (PIK) as opposed to paid on a current basis at your option.

During your employment with the Company and its affiliated companies, you will be eligible to participate in the benefit plans maintained by the Company for the benefit of its employees. We will provide you with the relevant enrollment information for our various benefit plan options.

This offer is contingent upon you successfully passing a pre-employment drug screen, and the positive results of a background check. Also, your execution of a confidentiality, non-competition and non-solicitation agreement is a condition of employment with the Company and its affiliated companies. In addition, you will be required to complete applicable pre-employment paperwork and show evidence of your I-9 eligibility to work.

If your employment is terminated by the Company without Cause or you resign your employment for Good Reason (as defined below), you will be entitled to Base Salary continuation for twelve (12) months payable under the normal payroll practice of the Company, provided that you execute a general release of all claims, which must become effective with 60 days after the termination of your employment. For purposes of this offer letter, “Cause” means (a) indictment of, or plea of guilty or nolo contendre to, any felony or a lesser crime involving dishonesty, fraud, misappropriation, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion or other crime of moral turpitude, whether or not in connection with your employment hereunder; (b) your commission of fraud, misappropriation, or embezzlement, (c) the theft or misappropriation by you involving any property or money of the Company, (d) your use of illegal drugs or controlled substances (excluding those lawfully prescribed to you by a medical provider) that adversely affects your job performance, (e) your material breach of the terms of this offer letter, (f) your repeated unexcused absence from work, which if not cured within ten (10) days after written notice thereof to you, (g) your violation of any restrictive covenants, (h) your violation of any material written policy of the Company that could adversely affect the Company or any violation of any written business ethics or conflict of interest policy, (h) the willful or gross neglect of your duties, willful or gross misconduct in performance of your duties, or the willful violation by you of any written Company policy that adversely affects your performance of your duties which, if curable, is not cured in a manner reasonably acceptable to the Company’s Chief Executive Officer (“CEO”) within ten (10) days after your receipt of written notice from the Company, or (i) your failure to follow any lawful and material business directive from me (the Senior Managing Director) or the CEO which, if curable, is not cured in a manner reasonably acceptable to the Board within ten (10) days after your receipt of written notice from the Company (provided, however, the failure to achieve performance or strategic targets, goals, or initiatives shall not be considered “Cause” if you have undertaken reasonable and good faith efforts to achieve such targets, goals or initiatives).

For purposes of this letter, “Good Reason” shall mean, without your consent, (i) a material reduction in the nature or scope of your responsibilities, duties, or authorities; (ii) a material reduction in your Base Salary (except for an across-the-board reduction of less than ten percent of your Base Salary that affects all similarly situated executives); (iii) required relocation of your principal place of business more than fifty (50) miles outside of the Chicago, Illinois metropolitan area (excluding reasonable business travel in the normal course of employment); or (iv) a material breach by the Company of this letter agreement, provided that, in order to resign for Good Reason you must deliver a written notice to the Company of the event that you believe constitutes Good Reason hereunder within ten (10) days that you become aware of such event, and the Company must be provided with the opportunity to cure such reduction or change within ten (10) days following the Company’s receipt of such written notice and, to the extent the Company fails to cure such event, you terminate employment within ten (10) days after the end of the ten (10) day cure period. Notwithstanding the foregoing, in the event that the Board reasonably believes that you have engaged in conduct that would constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend you from performing your duties hereunder while such conduct is reviewed by the Board. In no event will any such suspension constitute an event pursuant to which you may terminate employment with Good Reason or otherwise constitute a breach hereunder. You acknowledge that the Company or any of its affiliates or subsidiaries may engage in a transaction or transactions that results in the combination of the business conducted by the Company and its subsidiaries with another business. In such case, the Company and its affiliates and subsidiaries may become part of a new business structure that involves, for example, a new parent and new reporting structure (including, for example, a structure in which the Chief Financial Officer of the Company reports to the Chief Financial Officer of another officer of the companied business). Any such transaction, business combination, corporate restructuring and/or new reporting structure and any change in responsibility naturally resulting therefrom, will not, ipso facto, constitute grounds for Good Cause termination.

This letter is not a contract of employment and all employment positions at the Company are “at will” positions, meaning that you may leave your employment at any time for any reason and the Company may terminate your employment at any time for any reason.

On behalf of Madison Industries, I am pleased that you have chosen to become part of our team in support of our mission to make the world safer, healthier, and more productive. We look forward to your acceptance and having you join our team.

Sincerely,

Alex Joseph

Senior Managing Director

I have read, fully understand and accept the terms of this letter:

Name:	John J Foley

Sign:	/s/ John J Foley

Date:	November 17, 2020